EXHIBIT 3.2

AMENDMENT NO. 1
TO THE
RESTATED ARTICLES OF INCORPRATION
OF
CARRINGTON LABORATORIES, INC.

     Pursuant to the provisions of Articles 4.01 and 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Amendment No. 1 to its Restated Articles of Incorporation:

ARTICLE I:   ENTITY INFORMATION

1.1   The name of the corporation is Carrington Laboratories, Inc. (the "Corporation").

ARTICLE II:   AMENDMENTS

2.1   The following amendment to the Restated Articles of Incorporation of the Corporation was adopted by the shareholders of the Corporation on August 3, 2007.

(a)   Section 1(a) of Article Four of the Corporation's Restated Articles of Incorporation is hereby amended in its entirety to read as follows:

"Authorized Capital. The aggregate number of shares which the corporation shall have authority to issue is Fifty-One Million (51,000,000), consisting of Fifty Million (50,000,000) shares of the par value of One Cent ($0.01) each, to be designated "Common Stock," and One Million (1,000,000) shares of the par value of One Hundred Dollars ($100.00) each, to be designated "Preferred Stock" which may be divided into and issued in series."

ARTICLE III: STATEMENT OF APPROVAL

3.1   This Amendment No. 1 to the Restated Articles of Incorporation of the Corporation has been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the Corporation.

Executed this 6th day of August, 2007.

CARRINGTON LABORATORIES, INC.

By:    /s/ Robert W. Schnitzius
       Robert W. Schnitzius, Vice President
       and Chief Financial Officer